Exhibit 5.1

December 4, 2013
AMR Corporation (to be renamed American Airlines Group Inc.) 4333 Amon Carter Blvd. Fort Worth, Texas 76155

Re:	Registration Statement on Form S-8;

51,767,945 shares of Common Stock, par value $0.01 per share

Ladies and Gentlemen:

We have acted as special counsel to AMR Corporation, a Delaware corporation (the “Company”), to be renamed American Airlines Group Inc. in connection with the effectiveness of the Fourth Amended Joint Chapter 11 Plan of the Company and certain of its direct and indirect domestic subsidiaries (as amended and supplemented, the “Bankruptcy Plan”), in connection with the registration by the Company of up to 51,767,945 shares of common stock, par value $0.01 per share (the “Shares”), of the Company issuable pursuant to (i) the American Airlines Group Inc. 2013 Incentive Award Plan (the “2013 Plan”) and (ii) Section 6.4 of the Bankruptcy Plan (and together with the 2013 Plan, the “Plans”). The Shares are included in a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on December 4, 2013 (the “Registration Statement”) and are issuable upon or following the Effective Date of the Bankruptcy Plan (as defined therein). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”) and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the Effective Date of the Bankruptcy Plan, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the holders and have been issued by the Company in accordance with the terms of the Plans and for legal consideration in excess of par value in the circumstances contemplated by and pursuant to the Plans, the issuance and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that

December 4, 2013

the individual grants or awards under the 2013 Plan will have been duly authorized by all necessary corporate action and duly granted or awarded and exercised in accordance with the requirements of law and the 2013 Plan (and the agreements and awards duly adopted thereunder and in accordance therewith) and that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ LATHAM & WATKINS LLP